Exhibit 1

British American Tobacco p.l.c. (the “Company”)
Notification in Accordance with Listing Rule 9.6.14R(2)

The Company announces that with effect from 24 April 2023, Sue Farr, Senior Independent Director of the Company, has been appointed as Senior Independent Director of THG plc, a company listed on the London Stock Exchange.

C Dhokia
Deputy Secretary

24 April 2023

Enquiries:

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Victoria Buxton/Yetunde Ibe/John Harney
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